Exhibit 99.1

To:	Members of the Board of Directors and Executive Officers of General Electric Company
Date:	February 8, 2019
Re:	Notice of Blackout Period to Directors and Executive Officers

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission's (“SEC”) Regulation BTR, General Electric Company (“GE”) is required to notify you if restrictions are imposed on your trading in GE equity securities (within the meaning of Rule 100(f) of Regulation BTR) due to a “blackout period” under the GE Retirement Savings Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated May 20, 2018 and as amended January 25, 2019, among GE, Westinghouse Air Brake Technologies Corporation (“Wabtec”), Transportation Systems Holdings Inc. (“SpinCo”), which is a wholly owned subsidiary of GE, and Wabtec US Rail Holdings, Inc. (“Merger Sub”), which is a wholly owned subsidiary of Wabtec, and subject to the satisfaction or waiver of customary closing conditions, GE will distribute by means of a pro rata distribution (the “Distribution”) all of the shares of SpinCo common stock to GE stockholders as of February 14, 2019, which is the record date for the Distribution. Immediately following the Distribution, SpinCo will merge with and into Merger Sub (the “Merger”), and SpinCo will continue as the surviving company. Based on the number of shares of GE common stock outstanding on December 31, 2018, and the number of shares of Wabtec common stock outstanding on a fully diluted basis as of such date, as a result of the Merger, GE stockholders would receive approximately 0.005403 of a share of Wabtec common stock for each share of GE common stock held as of the record date for the Distribution, including any shares of GE common stock that are held for participants in the Plan who are invested in the GE common stock investment option under the Plan (the “GE Stock Fund”). GE has been informed of the anticipated need to institute a blackout period that may be more than three consecutive business days in order to facilitate the foregoing under the Plan (the “Blackout Period”).

The Blackout Period is expected to begin at the close of regular trading on the New York Stock Exchange (typically 4:00 pm Eastern time) on February 25, 2019 and is expected to end on or before March 1, 2019 (unless the plan administrator for the Plan determines otherwise, in which case GE’s directors and executive officers will be notified of the change as soon as reasonably practicable). During the Blackout Period, subject to the consummation of the Merger, the Plan will be modified to provide for a new investment option with respect to the Wabtec common stock received by the Plan in connection with the Merger in addition to the current GE Stock Fund. The Blackout Period will apply with respect to the ability of Plan participants to make investment switches into or out of the GE Stock Fund and to take loans, withdrawals or distributions from the portion of their accounts invested in the GE Stock Fund.

Applicable securities laws require that during the Blackout Period, GE’s directors and executive officers (as defined by Rule 100(h) of Regulation BTR) must also be prohibited from transacting in GE equity securities that were acquired by the directors and executive officers as compensation for their services to GE. Accordingly, this notice is intended to inform you that, during the Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any GE equity securities that you may acquire or previously acquired in connection with your service or employment as a director or executive officer of GE. These prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose equity ownership may be attributed to you. Please note that these restrictions do not apply to certain limited trading activities, which include (i) dividend reinvestments pursuant to a broad-based plan, (ii) transactions pursuant to a 10b5-1 plan that is not entered into or modified during the Blackout Period and (iii) certain bona fide gifts.

These Blackout Period restrictions are separate from, and in addition to, any other restrictions on trading GE equity securities currently applicable to GE’s directors and executive officers.

If you engage in a transaction that violates the restrictions described above, you may be required to forfeit any profits realized from such transaction, and may be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in GE equity securities during the Blackout Period.

It is possible that the plan administrator for the Plan will be able to complete the necessary modifications to the Plan in connection with the Merger in three consecutive business days or fewer. GE’s directors and executive officers will be notified as soon as reasonably practicable if the Blackout Period restrictions described in this notice are not applicable.

This notice will be filed with the SEC as part of a current report on Form 8-K.

Any inquiries regarding the Blackout Period may be directed to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention: Vice President, Chief Corporate, Securities & Finance Counsel

Telephone Number: (617) 443-3000

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